Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry J. Miller Executive Chairman 717-747-1500 lmiller@peoplesbanknet.com

PeoplesBank Names Craig L. Kauffman

President and Chief Executive Officer

York, Pennsylvania (August 16, 2018) – PeoplesBank, A Codorus Valley Company, is pleased to announce Craig L. Kauffman has joined the Bank as President and Chief Executive Officer. Mr. Kauffman also will serve as Executive Vice President and Chief Operating Officer of the Bank’s holding company, Codorus Valley Bancorp, Inc. (NASDAQ: CVLY). Mr. Kauffman also was appointed as a Director of the Bank.

“We are extremely pleased that Craig has joined our executive management team,” said Larry J. Miller, Executive Chairman of PeoplesBank. “The Board of Directors looks forward to working closely with Craig as we pursue the Company’s strategic initiatives over the next several years.”

Mr. Kauffman most recently served as a Regional President of BB&T Bank from August of 2015 and prior to that time as Pennsylvania CEO of Susquehanna Bank, headquartered in Lititz, Pennsylvania, from 2013 to 2015. Prior to Susquehanna Bank, Mr. Kauffman held various executive management positions with PNC Bank in Lancaster, Pennsylvania and Bay First Bank in Maryland.

Mr. Kauffman is a graduate of Millersville University with a Bachelor of Science and earned his Masters of Business Administration from the Pennsylvania State University. He is currently a Board member of the Lancaster Economic Development Corporation, Lancaster General Health Foundation, and Chairman-Elect of the Lancaster Chamber of Commerce.

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With assets of approximately $1.8 billion, PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland.

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